UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2005

Power3 Medical Products, Inc.

(Exact name of registrant as specified in its charter)

New York	0-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3

The Woodlands, Texas  77381

(Address of principal executive offices and zip code)

(281) 466-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On March 21, 2005, Power 3 Medical Products, Inc. (the “Company”) entered into a Collaborative Research Agreement (the “Agreement”) with New Horizons Diagnostic ( “New Horizons”).  The Agreement provides that the Company and New Horizons will collaborate in developing, testing and marketing one or more diagnostic kits for monitoring the presence of neurological and/or other diseases.  The Agreement provides that the parties will develop an agreed upon schedule and budget for the work contemplated by the Agreement within 60 days of the effective date.  The parties have agreed that, in the event that the parties are able to achieve specified goals relating to the development of a diagnostic kit as set forth in the Agreement, New Horizons would be compensated in any one of the following manners with respect to any such diagnostic kit:

•      A contract to manufacture at least one key component of such diagnostic kit;

•      Royalties on the sale of such diagnostic kit;

•      The opportunity to form a joint venture with the Company for the commercialization of such diagnostic kit; or

•      A reasonable percentage of any cash consideration that the Company receives from a third party for such diagnostic kit.

Although the form and amounts of any consideration to be paid have not been agreed upon, the parties have agreed to be reasonable in negotiating such consideration.  Additionally, the Agreement includes mutual confidentiality and indemnification obligations.  The description of the Agreement set forth above is qualified in its entirety by reference to the Agreement, a copy of which is filed with this report as Exhibit 10.1.

Item 9.01               Financial Statements and Exhibits

(c)           Exhibits.

Exhibit Number	Description
*Exhibit 10.1	Collaborative Research Agreement, effective as of March 21, 2005, between New Horizons Diagnostic and Power 3 Medical Products, Inc.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power 3 Medical Products, Inc.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski, Chief Financial Officer

Date: March 28, 2005

Exhibit Index

Exhibit Number	Description
*Exhibit 10.1	Collaborative Research Agreement, effective as of March 21, 2005, between New Horizons Diagnostic and Power 3 Medical Products, Inc.

* Filed herewith